Definitive Additional Materials
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE VICTORY PORTFOLIOS
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Proxy Underway for The Victory Portfolios:  Shareholder Vote Requested

May 13, 2013

Dear Shareholder:

Thank you for your continued investment with the Victory Funds.  I am following up on recent communications to request your support in an important proxy vote regarding the Funds.

Our records indicate that we have not yet received your vote in connection with the change of control described below and additional items on the shareholder meeting agenda. We would greatly appreciate you taking a few moments to vote your shares by telephone by contacting us toll-free at 1.866.796.3441 between 9:00 am and 10:00 pm Eastern Time Monday through Friday.  Please be prepared to reference the number listed below at the time of the call.

We apologize for the inconvenience of this proxy solicitation, and appreciate your assistance in helping the Victory Funds as they seek to reach the required majority vote.

By way of additional background, as we communicated in earlier correspondence, Victory Capital Management Inc. (the “Adviser”) currently serves as investment adviser to each of the Victory Funds.   KeyCorp, the parent of the Funds’ Adviser, entered into an agreement to sell the Adviser and the Distributor to a private equity fund sponsored by Crestview Partners.  Shareholders are NOT being asked to approve that Transaction, rather Fund shareholders are being asked to vote on certain proposals, some of which are presented as a result of the Transaction. You are being asked to vote separately for each account you have with The Victory Portfolios.

These developments, we believe, are very positive for the Victory Funds. Subject to shareholder approval, Victory Capital Management Inc. would be able to maintain continuity in terms of philosophies and processes guiding the management of the Victory Funds.

Again, we appreciate your ongoing investment and your patience with this process. As we move forward into this next chapter, we will strive to reward our shareholders with outstanding performance and service.

Sincerely,

Michael D. Policarpo , II
President,	REF #: 12345678
The Victory Portfolios